Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Fourth Quarter and Fiscal Year 2022

ASHEVILLE, N.C.--(BUSINESS WIRE)--November 23, 2022--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and twelve months ended September 24, 2022.

Robert P. Ingle II, Chairman of the Board, stated, “Ingles delivered strong results as we continue our focus on fresh, affordable offerings to our customers. We would like to thank all our dedicated associates for maintaining outstanding shopper conditions and providing value to our customers.”

Fourth Quarter Results

Net sales totaled $1.45 billion for the quarter ended September 24, 2022, compared with $1.34 billion for the quarter ended September 25, 2021. Excluding gasoline sales, comparable store sales increased 5.2% over the comparative fiscal quarter.

Gross profit for the fourth quarter of fiscal 2022 totaled $364.8 million, or 25.1% of sales. Gross profit for the fourth quarter of fiscal 2021 was $341.3 million, or 25.6% of sales.

Operating and administrative expenses for the September 2022 quarter totaled $268.0 million compared with $248.9 million for the September 2021 quarter.

Interest expense totaled $5.4 million for the fourth quarter of fiscal 2022 compared with $6.2 million for the fourth quarter of fiscal 2021. Total debt at the end of fiscal 2022 was $571.9 million compared with $589.5 million at the end of fiscal 2021.

Net income totaled $70.2 million for the September 2022 quarter compared with $71.7 million for the September 2021 quarter. Basic and diluted earnings per share for Class A Common Stock were $3.78 and $3.69, respectively, for the quarter ended September 24, 2022, compared with $3.86 and $3.78, respectively, for the quarter ended September 25, 2021. Basic and diluted earnings per share for Class B Common Stock were each $3.43 for the quarter ended September 24, 2022, and $3.51 for the quarter ended September 25, 2021.

Annual Results

Net sales totaled $5.68 billion for the fiscal year ended September 24, 2022, compared with $4.99 billion for the fiscal year ended September 25, 2021. Excluding gasoline sales, comparable store sales increased 7.7% over the comparative fiscal year.

Gross profit for the fiscal year ended September 24, 2022, totaled $1.42 billion, or 24.9% of sales. Gross profit for the fiscal year ended September 25, 2021, totaled $1.30 billion, or 26.1% of sales.

Operating and administrative expenses totaled $1.0 billion for the fiscal year ended September 24, 2022, and $963.3 million for the fiscal year ended September 25, 2021.

Interest expense was $21.5 million for the fiscal year ended September 24, 2022, compared with $24.3 million for the fiscal year ended September 25, 2021.

Net income totaled $272.8 million for the fiscal year ended September 24, 2022, compared with $249.7 million for the fiscal year ended September 25, 2021. Basic and diluted earnings per share for Class A Common Stock were $14.69 and $14.36, respectively, for the fiscal year ended September 24, 2022, compared with $13.06 and $12.73, respectively, for the fiscal year ended September 25, 2021. Basic and diluted earnings per share for Class B Common Stock were each $13.35 for the fiscal year ended September 24, 2022, compared with $11.87 of basic and diluted earnings per share for the fiscal year ended September 25, 2021.

Capital expenditures for the September 2022 fiscal year totaled $119.6 million compared with $140.6 million for the September 2021 fiscal year.

The Company currently has the full amount available under its $150.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2022 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Consolidated Statements of Income

	Quarter Ended		Year Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2022	2021	2022	2021

Net sales	$1,452,020	$1,335,457	$5,678,835	$4,987,920
Gross profit	364,783	341,279	1,415,768	1,303,433
Operating and administrative expenses	268,027	248,872	1,040,194	963,331
Gain from sale or disposal of assets	122	6,311	1,358	9,956
Income from operations	96,878	98,718	376,932	350,058
Other income, net	1,701	956	5,846	2,971
Interest expense	5,383	6,207	21,508	24,332
Loss on early extinguishment of debt	--	--	--	1,083
Income tax expense	23,030	21,723	88,511	77,883
Net income	$70,166	$71,744	$272,759	$249,731

Basic earnings per common share – Class A	$3.78	$3.86	$14.69	$13.06
Diluted earnings per common share – Class A	$3.69	$3.78	$14.36	$12.73
Basic earnings per common share – Class B	$3.43	$3.51	$13.35	$11.87
Diluted earnings per common share – Class B	$3.43	$3.51	$13.35	$11.87

Additional selected information:
Depreciation and amortization expense	$29,278	$26,194	$117,802	$117,104
Rent expense	$2,331	$2,765	$10,874	$11,145

Consolidated Balance Sheets

	Sept. 24,		Sept. 25,
	2022		2021
ASSETS
Cash and cash equivalents	$267,199		$70,313
Short term investments	--		5,000
Receivables-net	97,157		95,082
Inventories	457,946		389,953
Other current assets	15,830		15,092
Property and equipment-net	1,374,031		1,370,769
Other assets	83,348		72,135
TOTAL ASSETS	$2,295,511		$2,018,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,621		$17,601
Accounts payable, accrued expenses and current portion of other long-term liabilities	316,157		288,497
Deferred income taxes	73,578		72,768
Long-term debt	554,287		571,913
Other long-term liabilities	74,274		84,306
Total Liabilities	1,035,917		1,035,085
Stockholders' equity	1,259,594		983,259
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,295,511		$2,018,344

Contacts

Ingles Markets, Inc.
Pat Jackson, CPA, Chief Financial Officer
pjackson@ingles-markets.com
(828) 669-2941 (Ext. 223)